EXHIBIT 99.09
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                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of this 15th day of January 2002 ("Effective Date") by and between HOLLYWOOD PARTNERS.COM, INC., a Delaware corporation ("Company") and FRANK J. HARITON, an individual ("Consultant").

                                    RECITALS

         WHEREAS, Company desires to engage Consultant to perform certain legal consulting services for it, and Consultant desires to perform legal consulting services for the Company, subject to the terms and conditions of this Agreement;

         THEREFORE, for the mutual promises contained herein, the parties hereto agree as follows:

                                    AGREEMENT
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1.       ENGAGEMENT BY CONSULTANT.
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         Company hereby engages Consultant and Consultant hereby agrees to hold himself available to render, and to render at the request of the Company, independent advisory and legal consulting services for the Company to the best of his ability, upon the terms and conditions hereinafter set forth. Such consulting services shall include, but not be limited to, consulting advice and performance of services as outlined in Exhibit A.

2.       TERM.
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         The term of this Agreement shall commence on January 15, 2002 through and including January 14, 2003 unless terminated or extended in accordance with provisions of this Agreement.

3.       COMPENSATION.
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         In consideration of the services to be rendered pursuant to this Agreement, Consultant shall be entitled to receive compensation as outlined in Exhibit B.

4.       INDEPENDENT CONTRACTOR.
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         It is expressly agreed that Consultant is acting as an independent contractor in performing his services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Consultant. Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant's consulting fee and Company shall not withhold or pay any such taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes. Since Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees.

5.       ASSIGNMENT.
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         This Agreement is a personal one being entered into in reliance upon and in consideration of the singular personal skill and qualifications of Consultant. Neither Consultant nor the Company shall voluntarily, or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to terms of this Agreement without the prior written consent of the other party. Any attempt at assignment or transfer by either party of its obligations hereunder, without such consent, shall be null and void.

6.       CONFIDENTIALITY.
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         Consultant recognizes that during the course of Consultant's activities on behalf of the Company, he will accumulate certain proprietary and confidential information and trade secrets used in the Company's business and will have divulged to him certain confidential and proprietary information and trade secrets about the business, operations and prospects of the Company, which constitute valuable business assets of the Company. Consultant hereby acknowledges and agrees that such information, except for information which is in the public domain prior to Consultant's receipt thereof, or which subsequently becomes part of the public domain other than by Consultant's breach of a confidentiality obligation, or which Consultant can clearly demonstrate was in his possession prior to receipt thereof from the Company and was developed by Consultant or received by Consultant from a third-party without breach of such third-parties confidentiality obligations with respect thereto ("Proprietary Information") is confidential and proprietary and constitutes trade secret information and the Proprietary Information belongs to the Company and not to Consultant. Consultant agrees, to the extent not prohibited by law, that he shall not, at any time during or after the Term of this Agreement and three years after the expiration or termination of this Agreement, disclose, divulge or make known, directly or indirectly, to any person, or otherwise use or exploit in any manner any Proprietary Information obtained by Consultant under this Agreement, except in connection with and to the extent required by his performance of his duties hereunder for the Company. Upon termination of this Agreement, Consultant shall deliver to Company all Proprietary Information.

7.       TERMINATION.
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         This Agreement may be terminated on the occurrence of any one of the following events:

         7.1 The expiration of the Term hereof;

         7.2 At the Company's option with thirty (30) days written notice to Consultant;

         7.3 By the Company "with cause," effective upon delivery of written notice to Consultant given at any time (without any necessity for prior notice) if any of the following shall occur:

                  (a) a material breach of this Agreement by Consultant, which breach has not been cured within thirty (30) days after a written demand for such performance is delivered to Consultant by the Company that specifically identifies the manner in which the Company believes that Consultant has breached this Agreement;

                  (b) any material acts or events which inhibit Consultant from fully performing his responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Consultant's lack of honesty or Consultant's moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

8.       DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.
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         The obligations of the Consultant described in this Agreement consist solely of the furnishing of information and advice to the Company. In no event shall Consultant be required by this Agreement to act as the agent of the Company or otherwise to represent or make decisions for the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall under no circumstances be liable for any expenses incurred or loss suffered by the Company as a consequence of such decisions.

9.       GENERAL PROVISIONS.
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         9.1 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

         9.2 Attorneys' Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

         9.3 Complete Agreement. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this

Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

         9.4 Binding. This Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

         9.5 Notices. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as follows:

Party:         Company:             Hollywood Partners.com, Inc.
------                              1925 Century Park East, 5th Floor
                                    Los Angeles, CA 90067
                                    Attn.:    Valerie A. Broadbent, Secretary
                                    Phone: 310-552-0555

               Consultant:          Frank J. Hariton
                                    1065 Dobbs Ferry Road
                                    White Plains, NY  10607
                                    Phone: 914-674-4373

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after deposit in any United States Post Office in the continental United States, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telefaxed. No notices may be sent via computer generated electronic mail (so-called "email").

         9.6 Unenforceable Terms. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

         9.7 Execution in Counterparts. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

         9.8 Further Assurance. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

         9.9 Incorporation by Reference. All exhibits referred to in this Agreement are incorporated herein in their entirety by such reference.

         9.10 Miscellaneous Provisions. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meaning as if repared by all Parties to the Agreement and not strictly for or against any of the Parties.

10.      INDEMNIFICATION.
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         Both Parties shall indemnify, defend and hold the other party harmless against any and all claims, loss, cost, liability, or expense (including, without limitation, reasonable attorneys' fees and costs) incurred, sustained and/or paid by either party arising out of (i) any breach by either party of any of its representations, warranties or covenants made under or in connection with this Agreement, or (ii) the gross negligence or willful misconduct of either party in its performance under this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

"COMPANY"                                     "CONSULTANT"

HOLLYWOOD PARTNERS.COM, INC.                  FRANK J. HARITON
a Delaware Corporation                        an individual

By:      /s/  Nikolas Konstant                By:      /s/  Frank J. Hariton
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         Nikolas Konstant                     Fed. Tax ID _____________________
         Chief Executive Officer

                                    EXHIBIT A

ENGAGEMENT BY CONSULTANT:

         During the term of this Agreement, Consultant will provide the following services to the Company:

     1.       Advise and consult on general corporate / commercial laws
     2.       Advise and consult on corporate structuring
     3. Advise and consult on securities laws of the United States and various states

                                    EXHIBIT B

COMPENSATION:

         As compensation for providing the services as outlined in Exhibit A, Consultant will receive the following:

         Four Hundred Thousand (400,000) shares of Hollywood Partners.com, Inc. common stock at a value of One Cent ($.01) per share.